Press Release	Source: Lev Pharmaceuticals, Inc.

Lev Pharmaceuticals Appoints Vice President, Sales and Marketing
Thursday August 3, 8:00 am ET

Former OraPharma Executive to Build Sales and Marketing Effort Around Hereditary Angioedema

NEW YORK--(BUSINESS WIRE)--Aug. 3, 2006--Lev Pharmaceuticals, Inc. ("Lev" or "the Company") (OTCBB: LEVP - News), a developer of therapeutics for inflammatory diseases, announced today the appointment of Joseph Truitt to the position of Vice President, Sales and Marketing. Mr. Truitt was previously Vice President, Sales and Operations with OraPharma, Inc., a Johnson & Johnson company.

"Joe's broad experience and proven track record in pharmaceutical sales and marketing will be a great asset to Lev, and we are delighted to have him join our management team at this key time in the Company's growth," said Joshua D. Schein, Ph.D., the Company's Chief Executive Officer.

Mr. Truitt has over 15 years experience in pharmaceutical sales and marketing and has held various senior management positions during his successful career. At Johnson & Johnson, Mr. Truitt directed OraPharma's commercial operations and had P&L responsibility for sales, operations and national accounts. Prior to its acquisition by Johnson & Johnson, Mr. Truitt built the sales management team at OraPharma, Inc., and led the successful launch of the company's flagship product, Arestin®. At Lev, Mr. Truitt will be responsible for building the sales, marketing and reimbursement team in anticipation of the launch of the Company's lead product candidate, C1-inhibitor for the treatment of hereditary angioedema ("HAE"), currently in Phase III clinical trials.

HAE is a genetic disorder characterized by episodes of edema (swelling) in the extremities (the hands and feet), the face, the abdomen, and the larynx. There are thought to be approximately 10,000 people with HAE in the United States. The majority of patients experience episodes of severe abdominal pain, nausea, and vomiting that is caused by swelling in the intestinal wall. Attacks that involve the face and throat can result in closure of the airway passages, and the mortality rate from untreated airway obstruction has been reported to be over 30% with death most frequently caused by asphyxiation due to airway closure. HAE is caused by a deficiency of C1-INH, and there are currently no approved treatments for acute attacks available in the United States.

Lev's Phase III trial, designated CHANGE (C1-Inhibitor in Hereditary Angioedema Nanofiltration Generation evaluating Efficacy), is a multi-center, placebo-controlled, double-blind study designed to examine the efficacy of the Company's lead product candidate, nano-filtered C1-esterase inhibitor ("C1-INH"). The first part of the Phase III study, which began in March 2005 and is ongoing, is designed to examine the efficacy and safety of C1-INH in the treatment of acute inflammatory attacks in HAE. The second part of the study, which began in October 2005, is examining the efficacy of C1-INH in preventing the onset of such inflammatory attacks in severely affected patients. The Company has received orphan drug designation from the United States Food and Drug Administration for C1-esterase inhibitor (human) in treating hereditary angioedema, and upon product licensure, orphan drug designation could provide the Company with seven years of marketing exclusivity for its C1-INH product as a treatment for HAE in the United States.

Patients and physicians interested in obtaining more information about the Phase III trial should contact Lev directly at 212-682-3096, or visit the Company's website at www.levpharma.com.

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev's product candidates are based on C1-esterase inhibitor ("C1-INH"), a human plasma protein that mediates inflammation and is potentially applicable as a treatment for a range of medical indications. The Company initiated a Phase III clinical trial of its lead product candidate, C1-INH for the treatment of hereditary angioedema, in March 2005. Lev is also developing C1-INH for the treatment of selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

Legal notice to investors: Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "continues" or words of similar import. Similarly, statements that describe Lev's future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of Lev to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development, the risk that Lev will not obtain approval to market its products, the risk that Lev's products will not gain market acceptance, the risks associated with dependence upon key personnel and the need for additional financing.

Contact:
Lev Pharmaceuticals, Inc.
Joshua D. Schein, Ph.D., 212-682-3096
jschein@levpharma.com
or
CEOcast, Inc. for Lev Pharmaceuticals
Andrew Hellman, 212-732-4300
adhellman@ceocast.com